Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto) with respect to the Common Stock, par value $0.0001 per share, of Track Group, Inc., a Delaware corporation. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

CRC Founders Fund, LP

By:	/s/ Denver J. Smith
Denver J. Smith, Managing Member of its General Partner
Date:	03/31/2026

Carlson Ridge Capital, LLC

By:	/s/ Denver J. Smith
Denver J. Smith, Managing Member
Date:	03/31/2026

Carlson Ridge Capital GP, LLC

By:	/s/ Denver J. Smith
Denver J. Smith, Managing Member
Date:	03/31/2026

Smith Denver Johnson

By:	/s/ Denver J. Smith
Denver J. Smith
Date:	03/31/2026